EXHIBIT 11
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                     FEDERATED DEPARTMENT STORES, INC.
            EXHIBIT OF PRIMARY AND FULLY DILUTED LOSS PER SHARE
                    (thousands, except per share data)



                                                          13 Weeks Ended
                                           May 4, 1996                          April  29, 1995
                                  Shares                Loss                Shares               Loss
Net loss and average number of
shares outstanding                206,710           $ (37,946)              182,682           $ (56,999)
Loss per share                             $  (.18)                                  $  (.31)

PRIMARY COMPUTATION:
 Average number of common share
   equivalents:
   Shares to be issued to the
      U.S. Treasury                    40                                        81
   Deferred compensation plan         212                                       143
   Warrants                         1,382                                         -
      Stock options                 1,533                                       377


    Adjusted number of common
     and common equivalent
     shares outstanding and
        adjusted net loss         209,877             (37,946)              183,283           $ (56,999)
    Primary loss per share                 $  (.18)                                  $  (.31)
FULLY DILUTED COMPUTATION:
 Additional adjustments to a
   fully diluted basis:
   Warrants                           226                                         -
    Stock options                     191                                         1

    Adjusted number of shares
     outstanding and net loss
     on a fully diluted basis     210,294           $ (37,946)              183,284           $ (56,999)

    Fully diluted loss per share           $  (.18)                                  $  (.31)

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